Exhibit 10.2

Nabi Biopharmaceuticals

12276 Wilkins Avenue

Rockville MD 20852

February 27, 2008

Jordan Siegel

38 Fort Royal Isle

Ft. Lauderdale, FL 33308

Re:	Dual Employment and Certain Compensation Matters

Dear Jordan:

Reference is made to the following agreements between you (the “Executive”) and Nabi Biopharmaceuticals (“Nabi”) (collectively, the “Nabi Agreements”): (a) that certain Employment Agreement, dated as of April 29, 2006 (the “Nabi Employment Agreement”); (b) that certain Change of Control Severance Agreement, dated as of April 29, 2006; (c) that certain Relocation, Sign-On Bonus Repayment Agreement, dated as of April 29, 2006 (the “Sign-On Agreement”); (d) that certain Indemnification Agreement, dated as of April 29, 2006; and (e) those certain stock option and restricted stock agreements between the Executive and Nabi under the 2007 Omnibus Equity and Incentive Plan and the Executive’s inducement stock option and restricted stock agreements dated June 12, 2006 (the “Equity Agreements”).

1. Dual Employee. Pursuant to Section 4 of that certain side letter agreement (the “Side Letter Agreement”), dated as of December 4, 2007, by and among Nabi, Biotest Pharmaceuticals Corporation (“Biotest”) and Biotest AG (the “Parent,” and together with Nabi and Biotest, collectively, the “Parties”), the Parties have agreed, among other things, that the Executive could be employed or engaged by both the Parent and Nabi for a period of time. Nabi acknowledges and agrees that the Executive is intended to be a third party beneficiary of Section 4 of the Side Letter Agreement, eligible to enforce his rights thereunder against the Parties as if he had been an original signatory thereto. Notwithstanding Section 7(A) of the Nabi Employment Agreement, the Executive may terminate the Executive’s employment with Nabi on or before March 28, 2008 by giving less than thirty (30) days’ prior written notice to Nabi.

2. Affected Employee. Nabi agrees that if the Executive has not otherwise become an “affected employee” because he becomes an employee of Biotest prior to the date (the “10-K Filing Date”) that Nabi files its Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (the “10-K”), he shall be deemed to be an “affected employee” if he remains Chief Financial Officer and Chief Accounting Officer of Nabi through the 10-K Filing Date and signs the 10-K as such. Upon becoming an “affected employee” he shall be entitled to all rights and benefits as such, including, without limitation, acceleration of the vesting of all of his unvested restricted stock that would have vested through 2009 and all of his unvested stock options issued under the Equity Agreements.

3. Pro Rata Bonus and Acceleration of Equity Awards. Without limiting the generality of, and in addition to, the foregoing, if the Executive remains Chief Financial Officer and Chief Accounting Officer of Nabi through the 10-K Filing Date and signs the 10-K as such, (i) the Executive shall receive a one-time cash bonus of $42,900 (the “Bonus”) in lieu of all other bonuses for 2008 to which the Executive may be entitled under the VIP Management Incentive Plan or any bonus plan or agreement between Nabi and the Executive (the Executive’s bonus for 2007 under the VIP Management Incentive Plan is not affected by this letter agreement), and (ii) all of the Executive’s stock options and restricted stock issued under the Equity Agreements (the “Equity Awards”) which are unvested as of the date of the termination of the Executive’s employment shall immediately vest upon the date of termination and all stock option Equity Agreements shall be automatically amended to provide that all stock options under outstanding Equity Awards shall be exercisable for twelve (12) months from the date of termination, except that no such stock options shall be exercisable beyond the original Equity Award’s expiration date. The Bonus shall be paid within thirty (30) days of the date of termination of the Executive’s employment with Nabi. The Executive’s right to receive the Bonus and other benefits under this Section 3 is conditioned upon the Executive’s execution and delivery (and non-recession for seven (7) days thereafter) of the Release attached hereto as Exhibit A.

4. Biotest Agreements. Nabi acknowledges and agrees that, in addition to the Nabi Agreements, the Executive may become a party to an employment agreement and/or a consulting agreement, in each case, with Biotest (the “Biotest Agreements”). Nabi acknowledges and agrees that through March 28, 2008 neither the Executive’s employment and/or engagement by Biotest or his services or activities in connection therewith nor the existence of the Biotest Agreements is or will be a breach of any provision of any of the Nabi Agreements, including, without limitation, the provisions regarding the Executive’s duties and services owed to Nabi, the representations and warranties made by the Executive to Nabi and the restrictive covenants to which the Executive is subject. Nabi further acknowledges and agrees that through March 28, 2008 none of the foregoing gives or will give rise to the right of termination of the Executive for “cause” (as defined in the Nabi Employment Agreement) by Nabi under the Nabi Employment Agreement and that Nabi cannot and will not terminate the Executive for “cause” under the Nabi Employment Agreement with respect to or in connection with any of the foregoing.

5. Plans and Benefits. Nabi acknowledges and agrees that its obligations to the Executive under the Nabi Agreements shall continue and be unaffected by the Biotest Agreements or the matters contemplated thereby through March 28, 2008. Further, for so long as the Executive is employed by Nabi, the Executive and his immediate family members to continue to be eligible to participate in all of the life insurance, disability insurance, medical, dental and health insurance, vacation, savings, pension and retirement plans and other benefit plans and programs maintained by Nabi for the benefit of its employees (collectively, the “Plans”) to the same extent and in the same manner in which the Executive and his immediate family members had been eligible to participate immediately prior to the Effective Date (as defined below). To the extent that the Executive or any member of his immediate family does not receive the benefits contemplated by the foregoing, unless the Executive is receiving comparable benefits from Biotest, Nabi shall, upon demand by the Executive, either fully reimburse the Executive and/or his beneficiaries on an after-tax basis for any and all amounts paid by him and/or them in connection with any of the foregoing or pay the Executive and/or his beneficiaries the benefit differential, at the election of the Executive and/or his beneficiaries. Nabi further acknowledges and agrees that, for purposes of all plans and programs regarding expense reimbursement or allowances, equity incentive compensation, bonuses (retention, annual or otherwise), short- or long-term incentives or other similar matters contemplated by the Nabi Employment Agreement, the Executive’s full-time employment by Nabi through March 28, 2008 shall be deemed to be uninterrupted and participation therein shall continue and be unaffected by the Biotest Agreements or the matters contemplated thereby. Nabi acknowledges and agrees that it has independent obligations under this letter agreement to cause benefits to be paid or provided to the Executive and his immediate family members under its Plans or, to the extent that the Plans do not pay or provide these benefits, to pay an amount directly to the Executive and/or his beneficiaries.

6. Controlling Document. In the event of any inconsistency between this letter agreement and the Nabi Employment Agreement, this letter agreement shall govern.

The offer represented by this letter agreement will remain in existence and may not be revoked (including by amending or modifying this letter agreement) by Nabi until on or after March 28, 2008, provided that no revocation by Nabi may occur after the Effective Date. Please signify your acceptance and agreement to this letter agreement by executing it in the space provided below. This letter agreement may be executed in one or more counterparts. This letter agreement shall become effective on the date that it is executed by both the Executive and Nabi (the “Effective Date”).

Sincerely,

NABI BIOPHARMACEUTICALS

By:	/s/ Raafat Fahim
Raafat Fahim, Ph.D., President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Jordan Seigel
Jordan Siegel

Dated: February 27, 2008